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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 4)
Nanophase Technologies Corporation
-----------------------------------------
(Name of Issuer)
Common Stock, $.01 par value
-----------------------------------------
(Title of Class Securities)
630079101
-----------------------------------------
(CUSIP Number)
David J. Allen, Esquire, 290 South County Farm Rd., Third
Floor, Wheaton, IL 60187-4526 (630) 588-7200
-----------------------------------------
(Name, Address and Telephone Number of Person Authorized to
Receive Notice and Communications)
May 29, 2002
-----------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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SCHEDULE 13G/A
CUSIP NO. 630079101    PAGE 2 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Grace Brothers, Ltd.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/X/
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Limited Partnership

              5 SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        1,948,593 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON
WITH          8 SHARED DISPOSITIVE POWER
                1,948,593 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
1,948,593 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.9%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

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SCHEDULE 13G/A
CUSIP NO. 630079101    PAGE 3 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Grace Investments, Ltd.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/X/
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Limited Partnership

              5 SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        1,069,750 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON
WITH          8 SHARED DISPOSITIVE POWER
                1,069,750 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
1,069,750 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.1%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

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SCHEDULE 13G/A
CUSIP NO. 630079101    PAGE 4 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Bradford T. Whitmore

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/X/
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
United States

              5 SOLE VOTING POWER
NUMBER OF       219,200 SHARES
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        3,018,343 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON          219,200 SHARES
WITH          8 SHARED DISPOSITIVE POWER
                3,018,343 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
3,237,543 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
21.4%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

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SCHEDULE 13G/A
CUSIP NO. 630079101    PAGE 5 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Spurgeon Corporation

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/X/
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Corporation

              5 SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        3,018,343 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON
WITH          8 SHARED DISPOSITIVE POWER
                3,018,343 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
3,018,343 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.98%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

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Page 6 of 7 Pages
Item 1.
(a)  Name of Issuer
Nanophase Technologies Corporation

(b) Address of Issuer's Principal Executive Offices
453 Commerce St., Burr Ridge, IL 60521

Item 2.
(a)  Name of Person Filing
The statement is filed by Grace Brothers, Ltd., an Illinois limited partnership ("Grace") and Grace
Investments, Ltd., an Illinois limited partnership ("Grace
Investments").  Bradford T. Whitmore ("Whitmore") and
Spurgeon Corporation ("Spurgeon") are the general partners of Grace and Grace Investments.

(b)  Address of Principal Business Office or, if none,
Residence
The business address of Grace, Grace Investments and Whitmore is 1560 Sherman Avenue, Suite 900, Evanston,
Illinois 60201.  The business of Spurgeon is 290 South
County Farm Road, Third Floor, Wheaton, Illinois 60187.

(c) Citizenship
United States

(d) Title of Class of Securities
Common Stock, $.01 par value

(e) CUSIP Number
630079101

Item 3. Not Applicable

Item 4.  Ownership
(a) Amount beneficially owned
3,237,543

(b) Percent of class
21.4%

(c) Number of shares as to which the person has:
(i)  Sole power to vote or to direct the vote
Whitmore: 219,200 shares

(ii) Shared power to vote or to direct the vote
Grace: 1,948,593 shares (with Whitmore and Spurgeon)

Grace Investments: 1,069,750 shares (with Whitmore and
Spurgeon)

Whitmore: 3,018,343 shares (with Grace, Grace Investments and Spurgeon)

Spurgeon: 3,018,343 shares (with Grace, Grace Investments and Whitmore)

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Page 7 of 7 Pages

(iii) Sole power to dispose or to direct the disposition of
Whitmore: 219,200 shares

(iv) Shared power to dispose or to direct the disposition of
Grace: 1,948,593 shares (with Whitmore and Spurgeon)

Grace Investments: 1,069,750 shares (with Whitmore and
Spurgeon)

Whitmore: 3,018,343 shares (with Grace, Grace Investments and Spurgeon)

Spurgeon: 3,018,343 shares (with Grace, Grace Investments and Whitmore)

Item 5.  Ownership of Five Percent or Less of a Class
Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on
By the Parent Holding Company

Reporting person is not a parent holding company.

Item 8. Identification and Classification of Members of the Group

Reporting person is not a member of a group.

Item 9.  Notice of Dissolution of Group

Reporting person is not filing notice of dissolution of a group.

Item 10.  Certification

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and Belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: June 6, 2002

Grace Brothers, Ltd.

By: /s/ Bradford T. Whitmore
Name:  Bradford T. Whitmore
Its:  General Partner

Grace Investments, Ltd.

By: /s/ Bradford T. Whitmore
Name:  Bradford T. Whitmore
Its:  General Partner

Bradford T. Whitmore

By: /s/ Bradford T. Whitmore
Name:  Bradford T. Whitmore

Spurgeon Corporation

By: /s/ David Allen
Name:  David Allen
Its:  Vice President